Exhibit 99.1

NEWS RELEASE
Contact:
Sheila Spagnolo
Vice President - Tax & Investor Relations
Phone (610) 251-1000
sspagnolo@triumphgroup.com
TRIUMPH GROUP ANNOUNCES LEADERSHIP TRANSITION

•	Richard C. Ill, Director and Founder of Triumph, Named President and Chief Executive Officer

•	Jeffry D. Frisby Steps Down as President and CEO

•	General Ralph “Ed” Eberhart Named Non-Executive Chairman

BERWYN, Pa. - April 8, 2015 - Triumph Group, Inc. (NYSE: TGI) today announced that the Board of Directors has appointed Richard C. Ill as President and Chief Executive Officer and that Jeffry D. Frisby has stepped down as President and Chief Executive Officer and as a director of the company, effective immediately. With this transition, director General Ralph E. Eberhart was named non-executive Chairman succeeding Executive Chairman Mr. Ill, the founder of the company, who will also remain a director.
The Triumph Board has formed a Search Committee comprised of independent directors and led by Richard C. Gozon, lead independent director, to identify a permanent CEO. The Committee will retain a leading executive recruiting firm, and internal and external candidates will be considered as part of the search process.
Mr. Ill said, “Triumph today is a recognized global leader in aerostructures, aerospace systems and aftermarket services that is solidly positioned in our end markets. We have a deep and committed management team and over 14,000 hardworking and dedicated employees. Our Board is committed to improving execution, increasing profitability, expanding margins, and generating strong cash flow and will continue to leverage the strength of our portfolio to drive sustainable growth and value for all of our stakeholders. On behalf of the Board of Directors, I thank Jeff for his many years of service and contributions to Triumph and wish him all the best in his future endeavors.”
Mr. Frisby said, “It has been a privilege to be a part of the Triumph family for the past 17 years as President of the Aerospace Systems Group and most recently as the company’s President and CEO.

Triumph has an outstanding team of committed employees focused on operating with integrity and delivering products and quality service to customers. I know the company will build upon its momentum to ensure Triumph’s continued growth and success.”
Mr. Gozon said, “We believe this is the right time to transition leadership as our company embarks on this next phase of growth and development and we are fortunate to have Rick step in and lead Triumph as CEO during this period. As the founder of Triumph, our former CEO and a member of the Board, Rick is intimately familiar with the company’s operations, products and customers, and is fully committed to its success. The Board will conduct a thorough and comprehensive search to identify the best candidate to serve as the company’s next CEO.”
Fourth Quarter and Full Fiscal 2015 Earnings Conference Call
On May 7, 2015, Triumph will report its fourth quarter and full fiscal 2015 earnings after the market close. The company also will host a conference call the following morning, May 8, 2015, at 8:30 a.m. ET to discuss the fiscal year 2015 fourth quarter and year-end results.
About Richard C. Ill
Richard C. Ill is President and Chief Executive Officer of Triumph Group, Inc. and a member of the Board of Directors. He founded Triumph in 1993 through a successful management buyout. He previously served as Chief Executive Officer from 1993 until July 2012, and as President from 1993 until 2009. Mr. Ill has been a Director of Triumph since 1993 and served as Chairman from 2009 to 2015. Under Mr. Ill’s leadership, Triumph grew into a premier supplier in the aerospace industry with locations throughout the world. He oversaw the acquisition of Vought Aircraft Industries in 2010, a move that more than doubled Triumph’s revenues and catapulted the company into the ranks of the aerospace industry’s top-tier suppliers. Mr. Ill began his career as a Captain in the U.S. Army from 1965-1968. After his military service, he joined Alco Standard Corporation where he worked from 1968 to 1993 with increasing levels of responsibility. Mr. Ill is a graduate of Lafayette College, Drexel University, MBA, and the Stanford Executive Program. He currently serves on the Board of Directors of Airgas, Inc., P. H. Glatfelter and Mohawk Industries, Inc. and is Chairman of Baker Industries. Mr. Ill is also a trustee of Drexel University.
About General Ralph “Ed” Eberhart
U.S. Air Force (Ret.) General Ralph “Ed” Eberhart is the Chairman of Triumph Group, Inc. He joined Triumph Group Inc.’s Board of Directors in 2010 following its acquisition of Vought Aircraft Industries, Inc. General Eberhart served as Commander of the North American Aerospace Defense Command (“NORAD”) and U.S. Northern Command from October 2002 to January 2005. Since January 2005, he has also been President of the Armed Forces Benefit Association. General Eberhart’s active military career spanned more than 36 years. He is also member of the Board of Directors of Rockwell Collins, Inc., Jacobs Engineering Group, Inc. and VSE Corporation.

About Triumph Group
Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerostructures, aircraft components, accessories, subassemblies and systems. The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.
More information about Triumph can be found on the company’s website at www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company. Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph Group’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2014.